As filed with the Securities and Exchange Commission on May 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Renalytix plc

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Finsgate

5-7 Cranwood Street

London EC1V 9EE

United Kingdom

Tel: +44 20 3139 2910

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Renalytix AI, Inc.

1460 Broadway

New York, NY 10036

+1 646 397 3970

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Marc Recht Madison Jones Katie Kazem Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 +1 617 937 2300	Claire Keast-Butler David Boles Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 (0) 20 7583 4055

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2023

PROSPECTUS

18,402,287 Ordinary Shares

3,379,237 Ordinary Shares

7,511,525 American Depositary Shares Representing 15,023,050 Ordinary Shares

This prospectus relates to the resale by the selling securityholders identified in this prospectus, or the selling securityholders, of up to (i) 3,379,237 ordinary shares and (ii) 7,511,525 American Depositary Shares, or ADSs, representing 15,023,050 ordinary shares of Renalytix plc, or the Company. We are not selling any securities and will not receive any proceeds from the sale of the securities under this prospectus.

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of the ordinary shares (including in the form of ADSs) being registered or interests in the ordinary shares being registered on any stock exchange, market or trading facility on which our ordinary shares or ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Prices may vary from purchaser to purchaser during the period of distribution. See “Plan of Distribution.” We will not receive any of the proceeds from the sale or other disposition of our securities by the selling securityholders. The net proceeds received from the sale or other disposition of our securities by the selling securityholders, if any, is unknown.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including the additional information described under the heading “Incorporation of Documents by Reference,” and any amendments or supplements carefully before you make your investment decision.

Our ADSs are traded on the Nasdaq Global Market, or Nasdaq, under the symbol “RNLX.” Our ordinary shares trade on AIM, a market operated by London Stock Exchange plc, under the symbol “RENX.” On May 1, 2023, the closing sale price of our ADSs was $2.17 per ADS on Nasdaq. The last reported sale price of our ordinary shares on AIM on April 28, 2023 was £0.91 per ordinary share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Prospectus Summary-Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors” and under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, which is incorporated by reference into this prospectus and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. We may also include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

i

ABOUT THIS PROSPECTUS

We are filing this registration statement and related prospectus to fulfill our contractual obligations to certain of our securityholders who have registration rights. The shares we are registering consist of 3,379,237 ordinary shares and 7,511,525 American Depositary Shares (representing 15,023,050 ordinary shares), or ADSs, that were purchased in a private placement that closed in February 2023. We are not selling any securities and will not receive any proceeds from the sale of the securities under this prospectus.

Neither we nor the selling securityholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission, or SEC, in any supplement to this prospectus filed with the SEC, in any free writing prospectus filed with the SEC, or in the documents described under the heading “Incorporation of Documents by Reference.” We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders are offering to sell, and seeking offers to buy, our ordinary shares (including in the form of ADSs) only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares or ADSs. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and ADSs and the distribution of this prospectus outside the United States.

This prospectus may be supplemented from time to time by one or more prospectus supplements. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement before deciding to invest in any ordinary shares being offered.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We were incorporated under the laws of England and Wales and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Unless otherwise indicated in this prospectus, “Renalytix,” “the company,” “our company,” “we,” “us” and “our” refer to Renalytix plc and its subsidiaries.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Report on Form 20-F for the year ended June 30, 2022, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

Renalytix is focused on optimizing clinical management of kidney disease to drive improved patient outcomes and lower healthcare costs. KidneyIntelX, our first-in-class in vitro diagnostic platform, employs a proprietary algorithm that combines diverse data inputs, including validated blood-based biomarkers, inherited genetics and personalized patient data from electronic health record, or EHR, systems, to generate a unique patient risk score. This patient risk score enables prediction of progressive kidney function decline in chronic kidney disease, or CKD, allowing physicians and healthcare systems to optimize the allocation of treatments and clinical resources to patients at highest risk. CKD affects approximately 37 million individuals in the United States, significantly impacting their quality of life and, according to the United States Renal Data System’s Annual Data Report, resulting in Medicare spending of over $120 billion per year. In response to this substantial kidney disease burden, a U.S. Presidential Executive Order on Advancing American Kidney Health was issued in July 2019 to support change in kidney disease care. We believe we are well-positioned to help meet this urgent medical need with KidneyIntelX, a laboratory developed test, or LDT, initially indicated for adult patients with type 2 diabetes and existing CKD, which is referred to as diabetic kidney disease, or DKD. KidneyIntelX has already been granted a common procedural terminology, or CPT, code, national Medicare pricing, a testing contract with the U.S. Federal Government, contracts with 35 state Medicaid programs and positive coverage determinations from 22 regional and local health insurance payors. Further, it has been granted breakthrough device designation from the U.S. Food and Drug Administration, or the FDA. Building on these significant reimbursement and regulatory milestones, we believe our population health-based business model, which includes partnerships with healthcare systems, such as Mount Sinai Health System, and commercial launch within the Veterans Health Administration System will help facilitate commercial adoption of KidneyIntelX in the United States. Kidney disease is a worldwide public health crisis, resulting in more deaths per year than breast or prostate cancer. The National Kidney Foundation, or the NKF, estimates that one-third of adults in the United States are at risk of developing kidney disease. Advanced kidney disease is generally not reversible and, once the disease progresses to kidney failure, the only available treatments are long-term dialysis and kidney transplant. In 2019, more than 809,000 patients had end-stage kidney disease, or ESKD, with more than 566,000 requiring dialysis at least three times a week. More than 131,000 patients begin dialysis each year to treat ESKD. Once on dialysis, patients typically experience a five-year mortality rate of up to 65%, about the equivalent rate for brain cancer. Furthermore, transplants are expensive and uncertain. As of 2022, about 92,000 Americans were on the waiting list to receive a kidney transplant and six patients die in the United States while waiting for a kidney transplant every day.

Moreover, the kidney disease crisis is continuing to grow along with the increased prevalence of contributing risk factors. One of the most significant risk factors for developing CKD is diabetes. It is estimated that there are approximately 12.6 million adults with DKD in the United States, and DKD is the most common cause of ESKD in most developed countries. Obesity is believed to account for 80% to 85% of the risk of developing type 2 diabetes. The worldwide prevalence of obesity nearly tripled between 1975 and 2016. Further, according to a 2019 study from the Harvard T.H. Chan School of Public Health, by 2030, it is estimated that about half of the U.S. adult population will be classified as obese and about a quarter as severely obese. This significant projected increase in the prevalence of obesity is expected to continue to drive an increase in diabetes, CKD, DKD and ESKD.

Managing a CKD population of this scale and the associated healthcare spending presents a unique healthcare system challenge, requiring a solution that provides a clearer understanding of clinical risk tied to specific guideline- driven clinical recommendations. The ability to predict which patients will experience progressive kidney function decline, which includes rapid kidney function decline, or RKFD, sustained significant decline in kidney function, kidney failure, initiation of long-term dialysis or kidney transplant, is critical to changing patient outcomes and health economics. Current methods for risk stratification of patients with CKD lack sufficient precision in predicting progressive kidney function decline, especially at earlier stages of the disease. This can exacerbate the occurrence of unexpected and expensive clinical events. In fact, up to 38% of patients with CKD initiate dialysis with little or no prior clinical specialist consultation, and up to 63% of patients with CKD initiate dialysis in an unplanned fashion with a central venous catheter and/or during emergency hospitalization, which we refer to as “dialysis crash.” This highlights the need for a mechanism to identify potential instances of rapidly progressing CKD before it becomes critical to the patient’s health and costly to healthcare providers.

We believe that the KidneyIntelX platform will be central to managing CKD, helping to identify which patients could benefit from clinical interventions at earlier stages of CKD before significant and irreversible kidney damage has taken place. For patients with CKD as a result of diabetes, obesity or other factors, early intervention can lower the risk of progressing to life-altering advanced disease, kidney failure, dialysis and diminished quality of life. For primary care physicians and specialists, KidneyIntelX provides an easy-to-understand, reportable patient risk score integrated with specific guideline-driven clinical recommendations designed to maximize patient treatment and compliance outcomes. For insurance payors, KidneyIntelX can help drive health economics gains over time. For population health and clinical medicine departments, KidneyIntelX provides a powerful prognostic tool to stratify CKD populations into low-, intermediate- and high-risk categories applied to a continuous scale, enabling physicians to optimize the choice of treatment and allocation of clinical resources to benefit patient outcomes and health economics.

We continue to accumulate longitudinal data from our real-world evidence program leading to further peer-reviewed support of the positive impact of KidneyIntelX. Published utility study results in the Journal of Primary Care Community Health on November 28, 2022 on 1,686 patients showed that primary care physicians using KidneyIntelX were 4.5 times more likely to prescribe advanced medication to their high-risk patients in early-stage kidney disease, where the opportunity to prevent significant kidney damage or kidney failure is greatest, as compared to their low-risk patients. Additionally, providers were nearly 2.5 times more likely to make a timely referral to a specialist in high-risk patients compared to low-risk patients, and 20% more likely to initiate more adaptive and aggressive anti-hypertensive (blood pressure control) strategies in these high-risk patients. Notable clinical observations from this study showed improvements in HbA1C levels for diabetes glucose control in the high-risk group in the first six months, most likely the result of both increased patient engagement combined with appropriate medication changes. There was also a 15% improvement in UACR (urine albumin to creatinine ratio), an important indicator of kidney health, at the six-month mark in the low- and intermediate-risk groups. This evidence builds on a previously published study in the American Journal of Managed Care (AJMC) that indicated that 98% of PCPs were somewhat, very or extremely likely to use KidneyIntelX to predict which of their patients with DKD will experience rapid progressive decline in their kidney function. We believe this investment in real-world evidence is driving positive insurance reimbursement decisions, and will eventually help support inclusion of KidneyIntelX in key clinical guidelines for diabetes and kidney health.

We believe that the utilization of KidneyIntelX across large patient populations will have a significant impact on overall healthcare costs. Health economic benefits are projected to be derived from three key areas of benefit: (1) slowing progression to the next stage of CKD, (2) delaying or preventing progression to ESKD and the need for dialysis or kidney transplant and (3) avoiding dialysis crashes. By deploying our proprietary algorithm in a clinically validated, in vitro diagnostic test, KidneyIntelX is able to help predict which patients will experience progressive kidney function decline within a five-year timeframe, equipping physicians with the information they need to properly assess risk and stratify patients, more efficiently allocate treatments and clinical resources for high-risk patients, and intensify or pivot treatment over time as a patient’s risk evolves. An independent review that we commissioned was conducted by Boston Healthcare Associates, or BHA, to develop a health economic model analyzing the cost and care pathway for patients with DKD at all stages of the disease and the potential cost savings of implementing and utilizing KidneyIntelX. According to the BHA study, based on the Medicare price of $950 per reportable test, KidneyIntelX would generate a positive return for health insurers in 12-24 months and deliver a cost savings of up to $1.1 billion over five years per 100,000 patients with DKD.

Our executive team has an average of 25 years’ experience in different professional disciplines including bioinformatics, digital health, data security, market access, commercial operations, medical affairs, insurance reimbursement, FDA regulation and International Organization for Standardization, or ISO, quality management systems, population health, clinical medicine, finance and health economics. We believe the integration of such diverse experience is essential to understanding the complex dynamics of deploying a new technology into the highly regulated world of patient clinical care, and we have assembled our team specifically with this multi-disciplinary approach in mind.

We also benefit from the extensive experience of our board of directors, our clinical investigators and medical advisory board of world-leading experts in kidney disease.

Corporate Information

Please see the section entitled “Information on the Company – History and Development of the Company,” incorporated by reference from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on October 31, 2022, as well as any amendments thereto reflected in our subsequent filings with the SEC.

The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

U.S. Domestic Filer Status

We are currently a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (1) a majority of our common shares must be either directly or indirectly owned of record by non-residents of the United States or (2)(a) a majority of our executive officers or directors may not be United States citizens or residents, (b) more than 50% of our assets cannot be located in the United States and (c) our business must be administered principally outside the United States. While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually as of the end of the most recently completed second fiscal quarter. As of December 31, 2022, the last business day of our second fiscal quarter, more than 50% of our securities were held by U.S. residents and more than 50% of our board and executive team were residents of the United States. Therefore, we have determined that we will lose this status beginning in July 2023, and will be required to comply with Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and will remain an emerging growth company until the earlier to occur of (a) June 30, 2026, (b) the last day of the fiscal year (1) in which we have total annual gross revenues of at least $1.235 billion or (2) in which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our ordinary shares and ADSs that are held by non-affiliates exceeds $700.0 million as of the prior December 31, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and reduced other burdens that are otherwise applicable generally to public companies.

The Offering

Securities offered by the selling securityholders	An aggregate of 18,402,287 ordinary shares. These shares consist of (i) 3,379,237 ordinary shares and (ii) 7,511,525 ADSs (each ADS representing two ordinary shares).

Ordinary shares to be outstanding after this offering	93,614,804 ordinary shares

Use of proceeds	The selling securityholders will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of securities in this offering. We will, however, bear the costs incurred in connection with the registration of these securities.

American Depositary Shares	Each ADS represents two ordinary shares, nominal value £0.0025 per share. ADSs may be evidenced by American Depositary Receipts, or ADRs. The depositary will hold the ordinary shares underlying the ADSs in a custody account with the custodian, and you will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs. To better understand the terms of our ADSs, see the description under the caption “Description of American Depositary Shares” in our registration statement on Form F-1, filed on July 16, 2020. We also encourage you to read the deposit agreement, which is incorporated by reference as Exhibit 4.1 thereto.

Depositary	Citibank, N.A.

Custodian	Citibank, N.A. (London)

Risk factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus and incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in our securities.

Nasdaq trading symbol for our ADSs	“RNLX”
AIM trading symbol for our ordinary shares	“RENX”

The number of ordinary shares outstanding in the table above is based on (i) 74,891,844 ordinary shares (including in the form of ADSs) outstanding as of December 31, 2022 and (ii) the issuance and sale of 18,722,960 ordinary shares (including in the form of ADSs) to the selling securityholders in February 2023, and does not include:

•	4,977,699 ordinary shares issuable upon the exercise of options outstanding as of December 31, 2022, with a weighted average exercise price of £3.56 per share;

•

10,476,469 ordinary shares reserved for future issuance pursuant to our 2020 Equity Incentive Plan with Non-Employee Sub-Plan, as well as any future increases, including annual automatic evergreen increases, in the number of ordinary shares reserved for future issuance thereunder; and

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2,110,588 ordinary shares reserved for future issuance pursuant to our 2020 Employee Share Purchase Plan, as well as any future increases, including annual automatic evergreen increases, in the number of ordinary shares reserved for future issuance thereunder.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus and the documents incorporated by reference into this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include, but are not limited to, statements about:

•	the timing and plans for commercialization of KidneyIntelX;

•	the timing and plans for regulatory filings and decisions;

•	our plans to obtain and maintain regulatory approvals of KidneyIntelX;

•	the potential benefits of KidneyIntelX;

•	the market opportunities for KidneyIntelX and our ability to maximize those opportunities;

•	our business strategies and goals;

•	our ability and plans to establish and maintain partnerships and projections related to future test volume as part of those partnerships;

•	our ability and plans to drive adoption of KidneyIntelX and integrate KidneyIntelX into clinical workflow;

•	estimates of our sales, revenue, expenses, capital requirements and need for additional financing;

•	third-party payor reimbursement and coverage decisions;

•	the performance of our third-party suppliers and manufacturers,

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our expectations regarding our ability to obtain and maintain intellectual property protection for our diagnostic products and our ability to operate our business without infringing on the intellectual property rights of others;

•	our expectations regarding regulatory classification of KidneyIntelX, as well as the regulatory response to the marketing and promotion of KidneyIntelX;

•	our expectations regarding developments relating to our competitors;

•	our ability to identify, recruit and retain key personnel;

•	our plans and timing with respect to Kantaro Biosciences LLC;

•	our ability to support our operations as a public company upon becoming a domestic filer effective as of July 1, 2023;

•	the potential impact of the current COVID-19 pandemic on our business or operations;

•	the sufficiency of our existing cash, cash equivalents and short-term investments to fund our operations and capital expenditure requirements; and

•	any other factors which may impact our financial results or future trading prices of our ADSs and the impact of securities analysts’ reports on these prices.

You should refer to the important factors in the cautionary statements included in this prospectus and in the other documents incorporated herein for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, applicable regulations or the rules of any stock exchange to which we are subject.

You should read this prospectus, any applicable prospectus supplement, any free writing prospectuses that we may authorize for use in connection with an offering and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

We may be unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments or benefit from favorable U.K. tax legislation.

As a U.K. resident trading entity, we are subject to U.K. corporate taxation. Due to the nature of our business, we have generated losses since inception. As of June 30, 2022, we had cumulative carryforward tax losses of approximately $13.5 million in the UK. Subject to any relevant utilization criteria and restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the company and a major change in the nature, conduct or scale of the trade), we expect these to be eligible for carry forward and utilization against future operating profits.

As a company that carries out extensive research and development, or R&D, activities, we seek to benefit from the U.K. R&D tax relief programs, being the Small and Medium-sized Enterprises R&D tax relief program, or SME Program, and, for certain specific categories of expenditure, the Research and Development Expenditure Credit program, or RDEC Program. The SME Program may be particularly beneficial to us, as under such program the trading losses that arise from our qualifying R&D activities can be surrendered for a cash rebate of up to 33.35% of qualifying expenditure incurred prior to April 1, 2023, and up to 18.6% of qualifying expenditure incurred thereafter (unless we qualify as “R&D intensive” for an accounting period (broadly, a loss making SME whose qualifying R&D expenditure for an accounting period represents 40% or more of its total expenditure for that accounting period), in which case the cash rebate that may be claimed will be 26.97% of qualifying expenditure). Further, amendments to the U.K. R&D tax credit regime have recently been proposed that may (unless limited exceptions apply) introduce restrictions on the tax relief that can be claimed for expenditure incurred on sub-contracted R&D activities or externally provided workers, where such sub-contracted activities are not carried out in the U.K. or such workers are not subject to U.K. payroll taxes. These amendments are expected to take effect from April 1, 2024. In addition, the U.K. Government is currently considering a proposal to merge the SME Program and the RDEC Program into a single scheme with effect from April 2024; if such proposal is implemented, it may be the case that we are no longer able to make claims in respect of sub-contracted R&D activities, and that different (and potentially lower) caps are imposed on the amount of tax relief that we can claim. These and other potential future changes to the U.K. R&D tax relief programs may mean we no longer qualify or have a material impact on the extent to which we can make claims.

We may benefit in the future from the United Kingdom’s “patent box” regime, which allows certain profits attributable to revenues from patented products (and other qualifying income) to be taxed at an effective rate of

10% by giving an additional tax deduction. We are the exclusive licensee or owner of one patent and several patent applications which, if issued, would cover our product candidates, and accordingly, future upfront fees, milestone fees, product revenues and royalties could be eligible for this deduction. When taken in combination with the enhanced relief available on our R&D expenditures, we expect a long-term rate of corporation tax lower than the statutory rate to apply to us. If, however, there are unexpected adverse changes to the U.K. R&D tax relief programs or the “patent box” regime, or for any reason we are unable to qualify for such advantageous tax legislation, or we are unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments then our business, results of operations and financial condition may be adversely affected. This may impact our ongoing requirement for investment and the timeframes within which additional investment is required.

CAPITALIZATION

The following table presents our total capitalization and cash as of December 31, 2022, derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. You should read the financial data in the following table in conjunction with our financial statements and related notes incorporated by reference into this prospectus.

(in thousands)	As of December 31, 2022
Current assets:
Cash and cash equivalents	$23,816

Shareholders’ equity:
Ordinary shares, £0.0025 nominal value; 79,869,543 shares authorized, 74,891,844 shares issued and outstanding at December 31, 2022	229
Additional paid-in capital	165,708
Accumulated other comprehensive loss	(1,937)
Accumulated deficit	(155,115)

Total shareholders’ equity	8,885

Total capitalization	$30,660

The number of ordinary shares outstanding in the table above is based on 74,891,844 ordinary shares (including in the form of ADSs) outstanding as of December 31, 2022, and does not include:

•	4,977,699 ordinary shares issuable upon the exercise of options outstanding as of December 31, 2022, with a weighted average exercise price of £3.56 per share;

•

10,476,469 ordinary shares reserved for future issuance pursuant to our 2020 Equity Incentive Plan with Non-Employee Sub-Plan, as well as any future increases, including annual automatic evergreen increases, in the number of ordinary shares reserved for future issuance thereunder;

•

2,110,588 ordinary shares reserved for future issuance pursuant to our 2020 Employee Share Purchase Plan, as well as any future increases, including annual automatic evergreen increases, in the number of ordinary shares reserved for future issuance thereunder; and

•	the issuance and sale of 18,722,960 ordinary shares (including in the form of ADSs) to the selling securityholders in February 2023.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the securities covered by this prospectus are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale or other disposition of such securities, and the net proceeds received from the sale or other disposition of such securities by the selling securityholders, if any, is unknown. We will, however, bear the costs incurred in connection with the registration of these securities.

PLAN OF DISTRIBUTION

The selling securityholders, which, as used herein, includes donees, pledgees, transferees, distributees, or other successors-in-interest selling our ordinary shares and ADSs (collectively, “Securities”) or interests in Securities received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their Securities on any stock exchange, market, or trading facility on which Securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners, or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per ADS or ordinary share; or

•	a combination of any such methods of sale.

A selling securityholder may offer its Securities in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required. To the extent the Securities offered pursuant to a prospectus supplement remain unsold, the selling securityholder may offer those Securities on different terms pursuant to another prospectus supplement.

The selling securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the Securities on Nasdaq or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the Securities by the selling securityholder may also be effected through the issuance by the selling securityholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

The selling securityholders may, from time to time, pledge or grant a security interest in some Securities owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell Securities short and deliver these securities to close out their short positions, or loan or pledge Securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of Securities offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Securities to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

In addition to selling its Securities under this prospectus, the selling securityholder may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Securities, including liabilities arising under the Securities Act;

•	transfer its Securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell its Securities in accordance with Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell its Securities by any other legally available means.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of Securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of Securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Securities. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more Securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Securities Purchase Agreement, by and among the Company and the purchasers thereto, dated as of February 7, 2023 (the “Securities Purchase Agreement”) and the Registration Rights Agreement by and between the Company and The Hamilton E. James 2003 Children’s Trust, dated as of February 7, 2023 (the “James Registration Rights Agreement”), we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the James Registration Rights Agreement and the Securities Purchase Agreement. Except as provided in the Securities Purchase Agreement, we have agreed to pay all expenses in connection with this offering.

The selling securityholders may use this prospectus in connection with resales of Securities. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Securities, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with Securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of Securities.

A selling securityholder that is an entity may elect to make an in-kind distribution of Securities to its members, partners, or shareholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or shareholders are not affiliates of ours, such members, partners, or shareholders would thereby receive freely tradable Securities pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of Securities to be offered and sold pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in England and Wales, and Delaware, in the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which is incorporated by reference herein into the registration statement of which this prospectus forms a part.

General

We were incorporated as a public limited company under the laws of England and Wales on March 15, 2018, with the name, RenalytixAI plc, and company number 11257655. On June 23, 2021, we changed our name to Renalytix plc. Renalytix AI, Inc., a Delaware corporation, is our wholly owned subsidiary.

Our securities include (a) our ordinary shares, nominal value £0.0025 per share, and (b) our American Depositary Shares (the “ADSs”), each representing two ordinary shares, nominal value £0.0025 per share. Our ordinary shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on The Nasdaq Global Select Market.

Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “RNLX” and our ordinary shares are traded on AIM under the symbol “RENX.”

The following is a description of the rights of the holders of our ordinary shares.

Our principal executive offices in the United States are located at 1460 Broadway, New York, New York 10036 and our telephone number is +1 646 397 3970. Our registered office in the United Kingdom is located at Finsgate, 5-7 Cranwood Street, London, United Kingdom, EC1V 9EE, and the telephone number of our registered office is +44 20 3139 2910. Our agent for service of process in the United States is Renalytix AI, Inc., located at 1460 Broadway, New York, New York 10036.

Issued Share Capital

Our issued share capital as of December 31, 2022 was comprised of 74,891,844 ordinary shares with a nominal value of £0.0025 each. We issued an additional 18,722,960 ordinary shares (including in the form of ADSs) to the selling securityholders in February 2023. Each issued ordinary share is fully paid.

Ordinary Shares

In accordance with our articles of association, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

See also “Articles of association—Shares and rights attaching to them” below.

Preemptive Rights

The laws of England and Wales generally provide shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder resolution, if the disapplication is by shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

At our annual general meeting held on December 19, 2022, our shareholders approved the disapplication of preemptive rights for the period up to the earlier of the conclusion of our next annual general meeting or the close of business on March 19, 2024, which disapplication allows for the issue of ordinary shares in an offering made on a preemptive basis or otherwise up to a maximum aggregate nominal amount of £46,807.40, and that will need to be renewed upon expiration to remain effective. The 18,722,960 ordinary shares (including in the form of ADSs) issued and sold to the selling securityholders in February 2023 were issued pursuant to this disapplication.

Articles of association

Shares and rights attaching to them

Objects

The objects of the company are unrestricted.

Share Rights

Subject to the Companies Act and any rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights and restrictions as we may by ordinary resolution of the shareholders determine or, in the absence of any such determination, as our board of directors may determine.

Voting Rights

Subject to any rights or restrictions attached to any shares from time to time, the general voting rights attaching to shares are as follows:

•	any resolution put to the vote of a general meeting must be decided exclusively on a poll;

•

on a poll, every shareholder who is present in person or by proxy or corporate representative shall have one vote for each share of which they are the holder. A shareholder, proxy or corporate representative entitled to more than one vote need not, if they vote, use all their votes or cast all the votes in the same way; and

•

if two or more persons are joint holders of a share, then in voting on any question the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the share register.

Restrictions on voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on their shares.

Dividends

We may by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders, but no such dividend shall exceed the amount recommended by the board of directors.

The board of directors may from time to time pay shareholders such interim dividends as appears to the board to be justified by the profits available for distribution (including any dividends at a fixed rate). If the share capital is divided into different classes, the board of directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

The board of directors may deduct from any dividend or other money payable to any person on or in respect of a share all such sums as may be due from such shareholder to the company on account of calls or otherwise in relation to the shares of the company. Sums so deducted can be used to pay amounts owing to the company in respect of the shares.

Subject to any special rights attaching to or the terms of issue of any share, no dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and shall revert to us.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met.

The board of directors may, by ordinary resolution of the company, direct (or in the case of an interim dividend may without the authority of an ordinary resolution direct) that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of such ways.

Change of control

There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control.

Distributions on winding up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanction required by law, divide amongst the shareholders in specie the whole or any part of the assets of the company and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as he may with the like sanction determine, but no shareholder shall be compelled to accept any assets upon which there is a liability.

Variation of rights

All or any of the rights and restrictions attached to any class of shares issued may be varied or abrogated with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the Companies Act and the terms of their issue. The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to share capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “—Purchase of own shares.”

Allotment of shares and preemption rights

In accordance with the Companies Act, the board of directors may be generally and unconditionally authorized to exercise all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment.

At our annual general meeting held on December 19, 2022, our shareholders granted our directors authority to (a) allot shares and grant rights to subscribe for, or convert any security into, shares in the company up to an aggregate nominal amount of £61,785.77 and (b) allot further equity securities (as defined in the Companies Act) in connection with a rights issue up to an aggregate nominal amount of £61,785.77. These authorities apply for period to the conclusion of our next annual general meeting or, if earlier, the close of business on March 19, 2024. The 18,722,960 ordinary shares (including in the form of ADSs) issued and sold to the selling securityholders in February 2023 were allotted pursuant to this authorization.

In certain circumstances, our shareholders may have statutory preemptive rights under the Companies Act in respect of the allotment of new shares as described in “—Preemptive Rights” and “—Differences in Corporate Law—Preemptive Rights” in this prospectus.

Transfer of shares

Any shareholder holding shares in certificated form may transfer all or any of his shares by an instrument of transfer in any usual or common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a share which is not fully paid up) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board of directors may decline to register any transfer of any share in certificated form:

•

which is not a fully paid share, provided that such discretion may not be exercised in a way in which the London Stock Exchange regards as preventing dealing in shares from taking place on an open and proper basis;

•	where the company has a lien over such share;

•

unless any written instrument of transfer, duly stamped or duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty (if this is required), is lodged with us at our registered office or such other place as the board may from time to time determine, accompanied by the certificate for the shares to which it relates;

•

unless there is provided such evidence as the board may reasonably require to show the right of the transferor to make the transfer and if the instrument of transfer is executed by some other person on his behalf, the authority of that person to do so;

•	where the transfer is in respect of more than one class of share; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

The board of directors may decline to register a transfer of uncertificated shares in any circumstances that are allowed or required by the Uncertificated Securities Regulations 2001 and the requirements of its relevant system.

If the board of directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged or the instructions to the relevant system received, send to the transferee notice of the refusal, together with reasons for the refusal or, in the case of uncertified shares, notify such persons as may be required by the Uncertified Securities Regulations 2001 and the requirements of the relevant system concerned.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. Our articles of association are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form.

Annual general meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

Notice of general meetings

The arrangements for the calling of general meetings are described in “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Quorum of general meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in our articles of association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•

the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury); and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Number of directors

We may not have less than two directors or more than fifteen directors on the board of directors. We may, by ordinary resolution of the shareholders, vary the minimum and/or maximum number of directors from time to time.

Appointment of directors

Subject to the provisions of our articles of association, we may, by ordinary resolution of the shareholders, appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board. However, any person that is not a director retiring from the existing board must be recommended by the board of directors, or be proposed by a shareholder not less than seven and not more than 42 days before the date appointed for the meeting, in order to be eligible for appointment.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with our articles of association.

Any director appointed by the board will hold office only until the following annual general meeting. Such a director is eligible for re-appointment at that meeting.

Rotation of directors

At every annual general meeting, any director who has been appointed by the board of directors since the last annual general meeting, or who shall have been a director at each of the preceding two annual general meetings and who did not retire at either such meeting, or any director who has held office (other than in an executive position) for a continuous period of nine years or more shall retire and may offer himself for re-appointment by the shareholders. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he is not re-appointed at such meeting, retain office until the meeting appoints someone in his place, or if it does not do so, until the conclusion of such meeting.

Directors’ interests

The directors may authorize, to the fullest extent permitted by law, any matter or situation proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests. A director shall not, save as otherwise agreed by him, be accountable to us for any remuneration, profit or other benefit which he derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such remuneration, profit or other benefit.

Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest at a meeting of the directors.

A director shall not vote in respect of any transaction or arrangement with the company in which he has an interest and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

A director shall be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters:

•

the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of or for the benefit of our company or any of our subsidiary undertakings;

•

the giving of any guarantee, security or indemnity in respect of a debt or obligation of our company or any of our subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•

any proposal concerning an offer of securities of or by our company or any of our subsidiary undertakings in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

•

any contract, arrangement or transaction concerning any other body corporate in which he or any person connected with him (within the meaning of sections 252-5 of the Companies Act) is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons so connected with him do not to his knowledge hold an interest (within the meaning of sections 820 to 825 of the Companies Act) in one per cent. or more of any class of the equity share capital of such body corporate or of the voting rights available to members of the relevant body corporate;

•

any contract, arrangement or transaction for the benefit of employees of our company or any of our subsidiary undertakings which does not accord to him any privilege or advantage not generally accorded to the employees to whom the scheme relates;

•	any contract, arrangement or transaction concerning any insurance which our company is to purchase and/or maintain for, or for the benefit of, any directors or persons including directors;

•	the giving of an indemnity in relation to another director; and

•	the provision of funds to any director to meet, or the doing of anything to enable a director to avoid incurring, expenditure of the nature described in section 205(1) or 206 of the Companies Act.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by the chairman and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ fees and remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board (or for the avoidance of doubt any duly authorized committee of the board) provided that the aggregate of all such fees so paid to directors shall not exceed £2,000,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the board or committees of the board or general meetings or separate meetings of the holders of any class of shares or of debentures and shall be paid all expenses properly incurred by him in the conduct of the company’s business.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of our company, or who otherwise performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of salary, commission, participation in profits or otherwise as the directors may determine.

Borrowing powers

The board of directors may exercise all the powers to borrow money, which shall not, without the previous sanction of an ordinary resolution of the shareholders, exceed an amount equal to £100,000,000, provide and indemnity or guarantee, and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities and give security, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Indemnity

Every director or other officer of our group may be indemnified against all costs, charges, expenses, losses and liabilities incurred by them in connection with that director’s or officer’s duties or powers in relation to the company or other members of our group. See also “Indemnification of Directors and Officers” in Part II below.

Exclusive jurisdiction

Our articles of association provide that, unless we consent in writing to the selection of an alternative forum in the United States of America, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring shares, a shareholder submits all disputes between him or herself and us or our directors to the exclusive jurisdiction of the English courts.

Registration Rights

Registration Rights Agreement with Mount Sinai

In June 2020, we and Mount Sinai entered into a registration rights agreement pursuant to which we have granted Mount Sinai the following registration rights:

•

Demand Registration on Form F-3—Mount Sinai is entitled to demand registrations on Form F-3, if we are then eligible to register shares on Form F-3, including up to two underwritten offerings in any 12-month period.

•	Piggyback Registration—Mount Sinai is entitled to certain piggyback registration rights, subject to certain marketing and other limitations in the context of an underwritten offering.

•	Expenses—We will pay all registration expenses incident to the performance of our obligations under the registration rights agreement.

Mount Sinai’s registration rights will terminate at such time as Rule 144, or another similar exception under the Securities Act, is available for the unlimited public sale of all of Mount Sinai’s registrable securities without any volume or manner of sale limitations, subject to specified exceptions.

Registration Rights Agreement with The Hamilton E. James 2003 Children’s Trust

In February 2023, we entered into a registration rights agreement with The Hamilton E. James 2003 Children’s Trust (the “James Trust”) and Jefferson River Capital LLC, pursuant to which we have granted to Jefferson River Capital LLC the right to appoint a director on the board of the Company and to the James Trust the following registration rights:

•	Resale Registration—We are required to file a registration statement covering the resale of the securities sold pursuant to the Securities Purchase Agreement.

•	Underwritten Offering—The James Trust is entitled to request one fully marketed underwritten offering on any date prior to February 7, 2025.

•	Piggyback Registration— The James Trust is entitled to certain piggyback registration rights, subject to certain marketing and other limitations in the context of an underwritten offering.

•	Expenses—The James Trust will pay all costs and expenses incurred in connection with any fully marketed underwritten offering requested pursuant to the registration rights agreement.

The James Trust’s registration rights will terminate at such time as (i) Rule 144, or another similar exception under the Securities Act, is available for the unlimited public sale of all of the James Trust’s registrable securities without any volume or manner of sale limitations, subject to specified exceptions or (ii) the James Trust and its affiliates ceases to hold at least (a) 2% of the ordinary shares then outstanding or (b) 4,146,466 ordinary shares.

Purchase of Own Shares

Under the laws of England and Wales, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles of association. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make an “on-market” purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares in an “off-market” purchase otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

For these purposes, on-market purchases can only be made on AIM. Any purchase of our ADSs through the Nasdaq Global Market would be an off-market purchase.

At our annual general meeting held on December 19, 2022, our shareholders granted our directors authority to make market purchases of our ordinary shares on the London Stock Exchange on such terms and in such manner as our directors may from time to time decide, provided that the maximum aggregate number of ordinary shares authorized to be purchased is 7,489,184 and subject to the customary limitations on the maximum and minimum price per share. This authority expires at the conclusion of the 2023 annual general meeting or December 31, 2023, if earlier.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act and our articles of association, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our articles of association, if a person defaults in supplying us with the required particulars in relation to

•

the shares in question, or default shares, within the prescribed period, the directors may by notice direct that: in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by representative or proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings; and

•

where the default shares represent at least 0.25% in nominal value of the issued shares of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares).

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his or her voting rights if the percentage of voting rights which he or she holds as a shareholder or through his or her direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Other Relevant U.K. Laws and Regulations

Distributions and dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under the laws of England and Wales.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers, or the City Code, which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•

who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous twelve months.

Under the City Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

When our ordinary shares were admitted to trading on AIM in November 2018, the Panel confirmed that three distinct concert parties existed and that the three distinct concert parties were not considered to be acting in concert as between each other. As at June 30, 2022 each concert party had an aggregate shareholding representing less than 29.99% in the share capital of the Company.

Mandatory purchases and acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares.

Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (1) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (2) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Exchange controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash, cash equivalents and short-term investments for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs representing our ordinary shares, other than withholding tax requirements. There is no limitation imposed by the laws of England and Wales or in the articles of association on the right of non-residents to hold or vote shares.

Corporate governance code

The AIM Rules for Companies published by the London Stock Exchange require us to include on our website details of a recognized corporate governance code that our board of directors has decided to apply, how we comply with that code and, where we depart from our chosen corporate governance code, an explanation of the reasons for doing so.

The company recognizes the value of good corporate governance in every part of its business. Our board of directors has adopted the principles of the Quoted Companies Alliance’s Corporate Governance Code (2018 edition), or the QCA Code. Our board of directors views this as an appropriate corporate governance framework for our company and consideration has been given to each of the ten principles set out in the code. We provide a statement of compliance with the QCA Code on our website which we update annually on the website and in our annual report.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

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Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

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Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Subject to a company’s articles of association providing for a longer period, under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the

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	period, at least 14 clear days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person, by proxy or authorized representative under the Companies Act) shall constitute a quorum for companies with more than one member.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy

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representing the director’s voting rights as a director.

Preemptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director

	ENGLAND	DELAWARE

company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

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the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Shareholder Vote on Certain Transactions	The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger,

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used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably

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•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

ENGLAND	DELAWARE
shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transfer Agent and Registrar of Shares

Our share register is maintained by Link Asset Services Limited. The share register reflects only record owners of our ordinary shares. Holders of our ADSs are not treated as our shareholders and their names are therefore not entered in our share register. Citibank, N.A., or Citibank, acts as the depositary for the ADSs representing our ordinary shares and the custodian for ordinary shares represented by ADSs is Citibank, N.A., London Branch.

Exchange Listing

Our ADSs are listed on the Nasdaq Global Market under the symbol “RNLX.” Our ordinary shares are traded on AIM, a market operated by the London Stock Exchange, under the ticker symbol “RENX.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank N.A., or Citibank, is the depositary for the ADSs representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. The form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-239729 when retrieving such copy. The portions of this summary description that are italicized describes matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs has been determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, two ordinary shares that are on deposit with the depositary or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners.

The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the ADSs (e.g., in a brokerage account versus as a registered holder, or as a holder of certificated versus uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC, which nominee will be the only “holder” of such ADSs for purposes of the deposit agreement and any applicable ADR. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold, and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights we shall have timely requested such rights by made available to shareholders of ADSs, if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal value, sub-division, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

Any ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs pursuant to our instruction.

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian and provide such documentation as may be required pursuant to the deposit agreement. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations under the laws of the United States and England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly allotted and issued, fully paid, not subject to any call for the payment of further capital and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

•	you are duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of the ordinary shares does not violate any applicable provision of English law.

•

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures, and of such other matters contemplated in the deposit agreement, as the depositary deems appropriate;

•	comply with applicable laws and regulations, including regulations imposed by us and the depositary consistent with the deposit agreement, the ADR and applicable law;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder of ADSs, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by legal considerations under the laws of the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the section titled “Description of Share Capital—Articles of Association” in this prospectus.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). If voting is by poll and the depositary does not receive timely voting instructions from a holder of ADSs, such holder shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the deposited securities represented by such ADSs in any manner such person wishes, which may not be in your best interests; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of holders of deposited securities may be adversely affected. Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEE

Issuance of ADSs (e.g., an issuance of ADS(s) upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares	Up to $0.05 per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

Distribution of ADSs pursuant to (i) share dividends or other distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held

ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

SERVICE	FEE

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of partial entitlement ADSs for full entitlement ADSs, or upon conversion of Restricted ADSs (as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)	Up to $0.05 per ADS converted

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian or any nominee in connection with the ADR program.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees or charges, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees and charges from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the global offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADSs, by making available a portion of the ADS fees charged in respect of the ADSs or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders of ADSs 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement subject to certain conditions. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with the termination of the deposit agreement, the depositary may, but shall not be obligated to, independently and without the need for any action by us, make available to holders of ADSs a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American Depositary Shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration and other regulatory requirements applicable to the unsponsored American Depositary Shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.

Books of Depositary

The depositary maintains ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement. The depositary maintains in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to accurately determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice or for any act or omission of or information provided by DTC or any DTC participant.

•	The depositary shall not be liable for acts or omissions of any successor depositary in connection with any matter arising wholly after the resignation or removal of the depositary.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, including regulations of any stock exchange or by reason of present or future provisions of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our or the depositary’s control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by any ADS holder or beneficiary owner to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•

We and the depositary disclaim liability arising out of losses, liabilities, taxes, charges or expenses resulting from the manner in which a holder or beneficial owner of ADSs holds ADSs, including resulting from holding ADSs through a brokerage account.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

As a Holder or Beneficial Owner of ADSs, you will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs as provided for in the deposit agreement. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by Holders and Beneficial Owners (as defined in the deposit agreement) of ADSs and may sell any and all property on deposit to pay the taxes and governmental charges payable by ADS holders. As a Holder or Beneficial Owner of ADSs, you will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable Holder or Beneficial Owner (as defined in the deposit agreement) of ADSs. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take any of the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the ADS holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to ADS holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable ADS holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs and ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE IRREVOCABLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADSs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SELLING SECURITYHOLDERS

The securities being offered in this prospectus include 3,379,237 ordinary shares and 7,511,525 ADSs (representing 15,023,050 ordinary shares) that we sold to certain purchasers pursuant to the Securities Purchase Agreement, dated February 7, 2023, in which we agreed to prepare and file a resale registration statement on or before six (6) months after the date of the Securities Purchase Agreement for the purpose of registering the ordinary shares (including the ordinary shares underlying the ADSs) issued pursuant to the Securities Purchase Agreement. This prospectus is a part of the registration statement filed pursuant to that obligation. For additional information regarding the Securities Purchase Agreement, see our Report on Form 6-K furnished to the SEC on February 8, 2023, as well as any amendments thereto disclosed in our subsequent filings with the SEC.

We are registering these securities in order to permit the selling securityholders to offer the securities for resale from time to time. When we refer to “selling securityholders” in this prospectus, we mean the securityholders listed in the table below.

The table below sets forth, to our knowledge, information about the selling securityholders as of April 14, 2023.

We do not know when or in what amounts the selling securityholders may offer ordinary shares (including in the form of ADSs) registered for resale pursuant to the registration statement of which this prospectus forms a part, and the selling securityholders might not sell any or all of such shares. Because the selling securityholders may offer all or some of such ordinary shares and because there are currently no agreements or understandings with respect to the sale of any ordinary shares, we cannot estimate the number of ordinary shares that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of such shares will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our ordinary shares, including ordinary shares beneficially owned pursuant to outstanding options, warrants and other derivative securities that are exercisable or exchangeable for our ordinary shares within 60 days of April 14, 2023. The percentages of shares beneficially owned prior to and after the offering is based on 93,781,478 shares outstanding as of April 14, 2023. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by any person named below. Except as otherwise indicated in the table below, addresses of the selling securityholder are care of Renalytix plc, Finsgate, 5-7 Cranwood Street, London, EC1V 9EE, United Kingdom.

The selling securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their ordinary shares since the date on which the information in the table below is presented. Information about the selling securityholders may change over time.

Name of Selling Securityholder	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(1)	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After the Offering(1)	Percentage of Shares Beneficially Owned After the Offering(1)
Icahn School of Medicine at Mount Sinai(2)	14,619,352	15.6%	2,764,978	11,854,374	12.6%
The Hamilton E. James 2003 Children’s Trust(3)	8,294,932	8.8%	8,294,932	—	—
NR Holdings Limited(4)	2,099,476	2.2%	1,843,320	256,156	*
HHgG Wissenschaft und Kultur Gemeinnutzige GmbH(5)	829,492	*	829,492	—	—
Kariba LLC(6)	414,748	*	414,748	—	—
RUGU-S LLC(7)	414,748	*	414,748	—	—
Pinnacle International Small Cap LP(8)	1,160,252	1.2%	276,500	883,752	*
Pinnacle Opportunity Fund(9)	419,504	0.4%	184,332	235,172	*
North Atlantic Smaller Companies Investment Trust plc(10)	700,000	*	313,581	386,419	*
Oryx International Growth Fund Limited(11)	2,800,000	3.0%	32,794	2,767,206	3.0%
PWCM Master Fund Ltd(12)	758,320	*	253,048	505,272	*
Pentwater Equity Opportunities Master Fund Ltd.(12)	525,975	*	172,381	353,594	*
LMA SPC for and on Behalf of MAP 98 Segregated Portfolio(12)	129,561	*	46,410	83,151	*
Oceana Master Fund Ltd.(12)	664,735	*	246,417	418,318	*
Investment Opportunities 3 Segregated Portfolio(12)	1,073,837	1.2%	331,503	742,334	*
Pentwater Unconstrained Master Fund Ltd.(12)	141,205	*	55,250	85,955	*
Killik & Co LLP(13)	381,095	*	381,095	—	—
Polar Capital Funds plc – Healthcare Discovery Fund(14)	4,000,355	4.3%	1,500,355	2,500,000	2.7%
Polar Capital Funds plc – Healthcare Discovery Fund(14)	115,316	*	46,403	68,913	*

*	Denotes less than 1%.

(1)

This table is based upon information supplied by the selling securityholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders named in the table above have sole voting and investment power with respect to all ordinary shares that they beneficially own, subject to applicable community property laws.

(2)	The address of Icahn School of Medicine at Mount Sinai is 1 Gustave L. Levy Place, New York, New York, 10029.

(3)

Consist of 8,294,932 ordinary shares in the form of 4,147,466 ADSs to be registered for sale hereunder. The address of The Hamilton E. James 2003 Children’s Trust is c/o Jefferson River Capital LLC, 499 Park Ave., 27th floor, New York, NY 10022

(4)	Consist of 1,843,320 ordinary shares in the form of 921,660 ADSs to be registered for sale hereunder. The address of NR Holdings is Trafalgar Court, Admiral Park, SPP, Guernsey.

(5)

Consist of 829,492 ordinary shares in the form of 414,746 ADSs held by HHgG Wissenschaft und Kultur Gemeinnutzige GmbH. The address of HHgG Wissenschaft und Kultur Gemeinnutzige GmbH is c/o Pinnacle Management Services LLC, 343 Thornall St., Suite 600, Edison, NJ 08837.

(6)	Consist of 414,748 ordinary shares in the form of 207,374 ADSs held by Kariba LLC. The address of Kariba LLC is c/o Pinnacle Management Services LLC, 343 Thornall St., Suite 600, Edison, NJ 08837.

(7)	Consist of 414,748 ordinary shares in the form of 207,374 ADSs held by RUGU-S LLC. The address of RUGU-S LLC is c/o Pinnacle Management Services LLC, 343 Thornall St., Suite 600, Edison, NJ 08837.

(8)

Consist of 276,500 ordinary shares in the form of 138,250 ADSs held by Pinnacle International Small Cap LP to be registered for sale hereunder. The address of Pinnacle Associates Ltd., the parent fund to Pinnacle International Small Cap LP, is 286 Madison Ave., Suite 2002, New York City, New York 10017.

(9)

Consist of 184,332 ordinary shares in the form of 92,166 ADSs held by Pinnacle Opportunity Fund to be registered for sale hereunder. The address of Pinnacle Associates Ltd., the parent fund to Pinnacle Opportunity Fund, is 286 Madison Ave., Suite 2002, New York City, New York 10017.

(10)

Consist of 313,581 ordinary shares held by North Atlantic Smaller Companies Investment Trust plc (“NASCIT”), of which Harwood Capital LLP (“Harwood Capital”) is investment manager, to be registered for sale hereunder. Mr. Mills is a member of our board of directors (the “Board”) and is partner and chief investment officer of Harwood Capital. The address of Harwood and NASCIT is 6 Stratton Street, Mayfair, London W1J 8LD, United Kingdom.

(11)

Consist of 32,794 ordinary shares held by Oryx International Growth Fund Limited (“Oryx”), of which Harwood Capital is an investment advisor, to be registered for sale hereunder. Mr. Mills is a member of the Board and is partner and chief investment officer of Harwood Capital. The address of Harwood and Oryx is 6 Stratton Street, Mayfair, London W1J 8LD, United Kingdom.

(12)	The address of the Pentwater entity is 15 Lancashire Court, London, United Kingdom.

(13)	Consist of 381,095 ordinary shares to be registered for sale hereunder. The address of Killik & Co LLP is 46 Grosvenor Street, London W1K 3HN, United Kingdom.

(14)

These entities are wholly controlled by Polar Capital LLP, an FCA and SEC regulated fund manager/investment advisor. Polar Capital LLP is 100% owned by Polar Capital Partners Ltd, which is in turn 100% owned by Polar Capital Holdings plc. The address of these entities is Hamilton House Block 2, National Technology Park, Plassey, Limerick, V94 YHD 6.

TAXATION

In addition to the information included below with respect to the material U.S. Federal Income Tax Considerations for U.S. Holders, the material U.K. tax consequences relating to the purchase, ownership and disposition of any of the securities registered by this prospectus may be found in the section entitled “Additional Information — Taxation,” incorporated by reference from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on October 31, 2022, as well as any amendments thereto reflected in our subsequent filings with the SEC.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of owning and disposing of our ordinary shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our ordinary shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ordinary shares or ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	regulated investment companies or real estate investment trusts;

•	persons who acquired ordinary shares or ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons that own or are deemed to own ten percent or more of our shares including shares represented by ADSs (by vote or value); and

•	persons holding our ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares or ADSs.

U.S. Holders that own (directly, indirectly, or constructively through the application of attribution rules) 10% or more of our total combined voting power or value could be subject to adverse U.S. federal income tax consequences pursuant to the controlled foreign corporation rules due to our ownership of a U.S. subsidiary. Such prospective holders should consult with their tax advisors as to the tax consequences of acquiring, owning and disposing of our ADSs.

The discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein— possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of our ordinary shares or ADSs who is eligible for the benefits of the Treaty and is:

(i)	a citizen or individual resident of the United States;

(ii)

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs in their particular circumstances.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a U.S. Holder of ADSs should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADSs. Accordingly, no gain or loss should be recognized upon an exchange of ADSs for ordinary shares.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company, or a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•

at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For purposes of this test, a non-U.S. corporation will be treated as owning its proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which such non-U.S. corporation owns, directly or indirectly, 25% or more (by value).

Based on our analysis of our income, assets, activities and market capitalization for our taxable year ended June 30, 2022, we believe that we were classified as a PFIC for the taxable year ended June 30, 2022. The determination of whether we are a PFIC is a fact intensive determination made on an annual basis and the applicable law is subject to varying interpretation. U.S. Holders should consult with their tax advisors regarding the implications of owning stock in a PFIC. As a result, our PFIC status may change. In particular, the total value of our assets for purposes of the asset test generally will be calculated using the market price of the ordinary shares or ADSs, which may fluctuate considerably. Fluctuations in the market price of the ordinary shares or ADSs may result in our being a PFIC for any taxable year. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Because of the uncertainties involved in establishing our PFIC status, our U.S. tax counsel expresses no opinion regarding our PFIC status.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, (ii) we cease to be a PFIC and the U.S. Holder has a valid mark-to- market election in effect (as described below) or (iii) the U.S. Holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC.

If a “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including a pledge) of ordinary shares or ADSs, unless (i) such U.S. Holder makes a QEF Election with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC or (ii) our ordinary shares or ADSs constitute “marketable stock“, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.

If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

If a U.S. Holder makes an effective QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. However, a U.S. Holder can only make a QEF election with respect to ordinary shares or ADSs in a PFIC if such company agrees to furnish such U.S. Holder with certain tax information annually. An electing U.S. Holder’s basis in ordinary shares or ADSs will be increased to reflect the amount of any taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the ordinary shares or ADSs and may not be taxed again as distributions to the U.S. Holder.

A QEF election made with respect to the company will not apply to any non-U.S. subsidiary that is a PFIC; a QEF election must be made separately for each such subsidiary (in which case the treatment described above would apply to such subsidiary). If a U.S. Holder makes a timely QEF election with respect to a subsidiary PFIC, it would be required in each taxable year to include in gross income its pro rata share of the ordinary earnings and net capital gain of such subsidiary PFIC.

Once the PFIC analysis is complete, the company will make a “PFIC Annual Information Statement” available in the future on its website for the 2022 tax year, and intends to make available to U.S. Holders, upon request and in accordance with applicable procedures and confidentiality requirements, a “PFIC Annual Information Statement” with respect to the Company for each future tax year in which it determines it is a PFIC. The “PFIC Annual Information Statement” may be used by U.S. Holders for purposes of complying with the reporting requirements applicable to a QEF election with respect to the company and any subsidiary PFIC.

U.S. Holders should note that if they make QEF elections with respect to us (and any subsidiary PFICs), they may be required to pay U.S. federal income tax with respect to their ordinary shares or ADSs for any taxable year significantly in excess of any cash distributions (which are expected to be zero) received on the ordinary shares or ADSs for such taxable year. U.S. Holders should consult their tax advisors regarding PFIC investments and making QEF elections based on their particular circumstances.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to the ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or the ADSs, provided that the ordinary shares or ADSs are “marketable stock.” Ordinary shares or ADSs will be marketable stock if they are “regularly traded” on certain U.S. stock exchanges or on a non-U.S. stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs will be listed on the Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs remain listed on the Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ordinary shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the ordinary shares or ADSs will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the ordinary shares or ADSs cease to be marketable stock.

However, a mark-to-market election generally cannot be made for equity interests in any lower- tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable stock.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

Taxation of Distributions

Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment will not apply if we are treated as a PFIC with respect to the U.S. Holder for the taxable year in which a dividend is paid or the preceding year. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ADSs) will be the fair market value of such property on the date of distribution.

For foreign tax credit purposes, our dividends will generally be treated as passive category income. Because no U.K. income taxes will be withheld from dividends on ordinary shares or ADSs, there will be no creditable foreign taxes associated with any dividends that a U.S. Holder will receive.

Sale or Other Taxable Disposition of ADSs

Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss, and will be a long-

term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and a U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), such U.S. Holder will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If a U.S. Holder is an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, such U.S. Holder will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding (generally, by providing an IRS Form W-9).

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

U.K. Taxation

The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, published practice applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ordinary shares or ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ordinary shares or ADSs, or all of the circumstances in which holders of ordinary shares or ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that we do not (and will not) directly or indirectly derive 75% or more of our qualifying asset value from U.K. land, and that we are and remain solely resident in the United Kingdom for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material U.S. Federal Income Tax Considerations for U.S. Holders.”

Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident (and, in the case of individuals, domiciled or deemed domiciled and to whom split-year treatment does not apply) for tax purposes solely in the United Kingdom and do not have a permanent establishment, branch, agency (or equivalent) or fixed base in any other jurisdiction with which the holding of the ordinary shares or ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the ordinary shares or ADSs (where the ordinary shares or ADSs are not held through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the ordinary shares or ADSs as investments.

This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):

•	persons who are connected with the company;

•	financial institutions;

•	insurance companies;

•	charities or tax-exempt organizations;

•	collective investment schemes;

•	pension schemes;

•	market makers, intermediaries, brokers or dealers in securities;

•

persons who have (or are deemed to have) acquired their ordinary shares or ADSs by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) cast some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.

THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ORDINARY SHARES OR ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT OR DOMICILED PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.

Dividends

Withholding Tax

Dividends paid by us will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax

An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the company. An individual holder of ordinary shares or ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the company unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency to which the ordinary shares or ADSs are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.

All dividends received by an individual U.K. Holder from us or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £1,000 of taxable dividend income received by the individual U.K. Holder in a tax year. Income within the nil rate band will be taken into account in determining whether income in excess of the £1,000 tax-free allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the tax-free allowance will (subject to the availability of any income tax personal allowance) be taxed at 8.75% to the extent that the excess amount falls within the basic rate tax band, 33.75% to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band. The annual tax-free dividend allowance will be reduced to £500 with effect from April 2024.

Corporation Tax

A corporate holder of ordinary shares or ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from us unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ordinary shares or ADSs are attributable.

Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from us so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less (with marginal relief from the main rate available to companies with profits between £50,000 and £250,000)).

Chargeable Gains

A disposal or deemed disposal of ordinary shares or ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.

If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of ordinary shares or ADSs, the current applicable rate will be 20%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 10%, save to the extent that any capital gains, when aggregated with the U.K. Holder’s other taxable income and gains in the relevant tax year, exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 20%.

If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ordinary shares or ADSs, U.K. corporation tax would apply (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less (with marginal relief from the main rate available to companies with profits between £50,000 and £250,000)).

A holder of ordinary shares or ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ordinary shares or ADSs unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder of ordinary shares or ADSs, through a permanent establishment) to which the ordinary shares or ADSs are attributable. However, an individual holder of ordinary shares or ADSs who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of ordinary shares or ADSs during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

Issue of Ordinary Shares

No U.K. stamp duty or stamp duty reserve tax, or SDRT, is generally payable on the issue of our ordinary shares, including the ordinary shares underlying our ADSs.

Transfers of Ordinary Shares

Neither U.K. stamp duty nor SDRT should arise on transfers of our ordinary shares, including the ordinary shares underlying our ADSs (including instruments transferring such ordinary shares and agreements to transfer such ordinary shares) on the basis that such ordinary shares are admitted to trading on AIM, provided the following requirements are (and continue to be) met:

•

our ordinary shares (including the ordinary shares underlying our ADSs) are admitted to trading on AIM, but are not listed on any recognized stock exchange (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986), and this has been certified to Euroclear; and

•	AIM continues to be accepted as a “recognised growth market” (as construed in accordance with section 99A of the Finance Act 1986).

In the event that either of the above requirements is not met, stamp duty or SDRT will generally apply to transfers of, or agreements to transfer, our ordinary shares including the ordinary shares underlying our ADSs. Where applicable, the purchaser normally pays the stamp duty or SDRT, other than where the transfer is to a clearance service or depositary receipt issuer (where in practice it will generally be paid by the transferors or participants).

Issue of ADSs

No U.K. stamp duty or SDRT is payable on the issue of ADSs in the company.

Transfers of ADSs

No SDRT should be required to be paid on a paperless transfer of ADSs through the clearance service facilities of DTC, provided that no election under section 97A of the U.K. Finance Act 1986 has been made by DTC, and such ADSs are held through DTC at the time of any agreement for their transfer.

No U.K. stamp duty will in practice be payable on a written instrument transferring an ADS provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.

F. Dividends and paying agents.

Not applicable.

LEGAL MATTERS

The validity of our ordinary shares, including ordinary shares in the form of ADSs being offered by this prospectus and certain other matters of English law will be passed upon for us by Cooley (UK) LLP. Certain other matters of U.S. federal law will be passed upon for us by Cooley LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Renalytix plc appearing in Renalytix plc’s Annual Report Form 20-F for the year ended June 30, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is 99 Wood Avenue South, Iselin, New Jersey 08830.

The financial statements of Renalytix plc (formerly Renalytix AI plc) for the year ended June 30, 2020, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The offices of Deloitte & Touche LLP are located at 110 Morris Street, Morristown, NJ 07960.

MATERIAL CHANGES

None.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP and Cooley (UK) LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP and Cooley (UK) LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in the United Kingdom, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We also maintain a website at www.renalytix.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed with the SEC on October 31, 2022;

•	The following Reports on Form 6-K:

•	Our Report on Form 6-K furnished to the SEC on March 30, 2023, including Exhibit 99.1 thereto (containing our financial results for the three and six months ended December 31, 2022);

•	Our Report on Form 6-K furnished to the SEC on March 27, 2023;

•	Our Report on Form 6-K furnished to the SEC on March 21, 2023;

•	Our Report on Form 6-K furnished to the SEC on February 8, 2023, including Exhibits 99.1, 99.2, 99.3 and 99.4 thereto;

•	Our Report on Form 6-K furnished to the SEC on November 30, 2022, including Exhibit 99.1 thereto (containing our financial results for the three months ended September 30, 2022); and

•	Our Report on Form 6-K furnished to the SEC on November 29, 2022.

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC under Section 12(b) of the Exchange Act on July 13, 2020, including any amendment or report filed for the purpose of updating such description (File No. 001-39387).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this Registration Statement. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Renalytix plc

Finsgate

5-7 Cranwood Street

London EC1V 9EE

United Kingdom

+44 20 3139 2910

You may also access these documents on our website, www.renalytix.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

EXPENSES ASSOCIATED WITH REGISTRATION

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby, other than the SEC registration fee and the FINRA filing fee.

SEC registration fee	$2,321.98
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing expenses	(1)
Miscellaneous expenses	(1)

Total	$(1)

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006, members of the registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers shall be indemnified against all relevant loss, including any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him relief from liability for negligence, default, breach of duty or breach of trust in relation to the registrant’s or the group’s affairs. In the case of current or former members of the registrant’s board of directors, in compliance with the U.K Companies Act of 2006, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

The registrant may provide any current or former director or officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to above and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.

Item 9. Exhibits.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

		INCORPORATED BY REFERENCE
EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT	SCHEDULE FORM	FILE NUMBER	EXHIBIT	FILE DATE

3.1	Articles of Association	Form F-1	333-239414	3.1	6/24/2020

4.1	Form of Deposit Agreement	Form F-1/A	333-239414	4.1	7/13/2020

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)	Form F-1/A	333-239414	4.1	7/13/2020

4.3	Registration Rights Agreement, by and between the registrant and Icahn School of Medicine at Mount Sinai, dated as of June 24, 2020	Form F-1	333-239414	10.10	6/24/2020

4.4	Form of Securities Purchase Agreement (Ordinary Shares)	Form 6-K	001-39387	99.2	2/8/2023

4.5	Form of Securities Purchase Agreement (American Depositary Shares)	Form 6-K	001-39387	99.3	2/8/2023

4.6	Registration Rights Agreement, by and between The Hamilton E. James 2003 Children’s Trust, Jefferson River Capital LLC and Renalytix plc, dated as of February 7, 2023	Form 6-K	001-39387	99.4	2/8/2023

INCORPORATED BY REFERENCE
EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT	SCHEDULE FORM	FILE NUMBER	EXHIBIT	FILE DATE

5.1	Opinion of Cooley (UK) LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Cooley (UK) LLP (included in exhibit 5.1)

24.1	Power of Attorney (included on signature page to registration statement)

107	Filing Fee Table

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on May 2, 2023.

RENALYTIX PLC

By:	/s/ James McCullough
Name: James McCullough
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Renalytix plc hereby severally constitute and appoint James McCullough and O. James Sterling our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form F-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Renalytix plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James McCullough James McCullough	Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2023

/s/ O. James Sterling O. James Sterling	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 2, 2023

/s/ Fergus Fleming Fergus Fleming	Director	May 2, 2023

/s/ Daniel J. Levangie Daniel J. Levangie	Director	May 2, 2023

/s/ Erik Lium Erik Lium, Ph.D.	Director	May 2, 2023

/s/ Christopher Mills Christopher Mills	Director	May 2, 2023

/s/ Chirag R. Parikh Chirag R. Parikh, Ph.D., M.D.	Director	May 2, 2023

/s/ Timothy Scannell Timothy Scannell	Director	May 2, 2023

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Renalytix plc has signed this registration statement or amendment thereto on May 2, 2023.

RENALYTIX AI, INC.

By:	/s/ O. James Sterling
Name:	O. James Sterling
Title:	Authorized Signatory